Exhibit 99.1

HOST MARRIOTT REPORTS 42%
INCREASE IN 1996 EBITDA


BETHESDA, MD -- February 3, 1997 -- At an investor conference today, Host Marriott reported preliminary 1996 Earnings Before Interest Expense, Taxes, Depreciation and Amortization, and other non-cash items ("EBITDA") of approximately $442 million, a 42% increase over its 1995 full year results of $311 million. Revenues for the year are expected to increase by approximately 51% to $732 million from $484 million in 1995.

Host Marriott reported that full service hotel EBITDA for the year will increase to $415 million, a 68% improvement from $247 million in 1995. The full service hotel EBITDA increase in 1996 is attributable primarily to a 19% increase in comparable hotel EBITDA on an 11% increase in room revenue per available room (REVPAR), as well as incremental EBITDA generated by the company's 1996 and 1995 hotel acquisitions. For the 1996 fourth quarter, the company also reported that comparable hotel EBITDA increased 21% on a 10% increase in REVPAR over the 1995 fourth quarter. Full year and fourth quarter results for 1996 also include 53 and 17 weeks, respectively, versus 52 and 16 weeks, respectively, included in the comparable 1995 periods.

Terence C. Golden, president and chief executive officer of Host Marriott, said "We are extraordinarily pleased with the financial results we are seeing for 1996. The growth in hotel EBITDA reflects the impact of our 1995 and 1996 hotel acquisitions and the continuing strength of the full service sector of the hotel industry in which we are focused."

Mr. Golden continued, "Through our aggressive acquisition program, Host Marriott was able to acquire, or purchase controlling interest in, 23 hotels (10,881 rooms) in 1996 with an aggregate value of approximately $1.5 billion. We have already acquired, or purchased controlling interest in, three additional hotels (2,433 rooms) in 1997 with an aggregate value of approximately $380 million. These exceptional assets, many of which have been included in affiliated partnerships, include some of the nations premier Marriott convention and resort facilities, as well as four Ritz-Carlton luxury properties."

Mr. Golden added, "Host Marriott is well positioned to experience continued growth as the full impact of these high quality properties is realized. With a 1997 acquisition target of over $1 billion, we expect to be able to continue to add high quality full service hotels to our portfolio at attractive returns throughout 1997."

The company stated that it will report fiscal year 1996 comprehensive results of operations in early March.

Host Marriott is a lodging real estate company which currently owns or holds controlling interests in 82 upscale and luxury full service hotel properties operated primarily under the Marriott and Ritz-Carlton brand names. The company also serves as general partner and holds minority interests in various unconsolidated partnerships that own 251 lodging properties, 31 of which are full service hotels.

Certain matters discussed within this news release are forward looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of Host Marriott to be different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although Host Marriott believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be attained. These risks are detailed from time to time in the company's filings with the Securities and Exchange Commission.

 --Table follows--

                                                      HOST MARRIOTT CORPORATION
                                                     CONSOLIDATED FINANCIAL DATA
                                                      (unaudited, in millions)


                                                  Seventeen                Sixteen
                                                 Weeks Ended             Weeks Ended                  Year Ended
                                                 -----------             -----------                  ----------
                                               January 3, 1997        December 29, 1995      Jan. 3, 1997          Dec. 29, 1995
                                               ---------------        -----------------      ------------          -------------

Revenues................................          $     268               $     165             $   732             $   484

Hotel EBITDA............................                162                     101                 439                 320

Total EBITDA............................                159                      99                 442                 311

EBITDA to Cash
  Interest Expense......................                                                            2.0X                1.8X


Comparable Full-Service Hotel Statistics

Room Rate Increase......................                 7%                                           8%

Occupancy Increase......................          One percentage point                          Two percentage points

REVPAR Increase.........................                10%                                          11%

EBITDA Increase.........................                21%                                          19%

